1128 Pennsylvania NE, Suite 200
Albuquerque, New Mexico 87110
Tel: (505) 255-4852
www.santafegoldcorp.com

Santa Fe Gold Agrees to Purchase Processing Equipment and Real
Property for Summit Silver-Gold Project

ALBUQUERQUE, N.M. – June 3, 2008 – Santa Fe Gold Corp (OTC Bulletin Board: SFEG), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, today announced that it had entered into a definitive agreement with St. Cloud Mining Company (“St. Cloud”), a New Mexico corporation, to purchase St. Cloud’s mineral processing equipment and real property situated adjacent to the company’s Banner Mill site located south of Lordsburg, New Mexico. The purchase price is $841,500. Closing of the transaction is targeted for June 30, 2008.

Dr. W. Pierce Carson, CEO, said, “The equipment we are purchasing constitutes key remaining components required for our Banner Mill processing facility, notably a crushing and screening plant and a feeding and conveying system. Crushing and screening will be the first steps in processing Summit ore. After crushing, the ore will be sent via the feeding and conveying system to the ball mill for grinding, followed by froth flotation, to produce a saleable precious metals concentrate. We previously acquired the ball mill and flotation sections of the processing plant.”

The real property included in the purchase consists of 70 patented and 5 unpatented mining claims, and assignments of mineral leases covering 17 patented and 6 unpatented mining claims. These mining claims and mineral leases, together with the patented claims the company already owns in the area of the Banner Mill site, cover approximately 1,500 acres (2.3 square miles) comprising the core of the Virginia Mining District.

Dr. Carson said, “Historic production from the Virginia Mining District is estimated to total 216 million pounds of copper, 8.5 million ounces of silver and 297,000 ounces of gold. At today’s metal prices, this past production represents a value of over $1.0 billion.

“We are optimistic that we will be able to identify new exploration targets in the district. Any reserves developed would fit well with our long term strategy of sourcing ore for the Banner Mill from other deposits in the Lordsburg region that would add to the production from the Summit silver-gold deposit.”

Additional information about the transaction may be found in the company’s 8-K filing with the SEC, available through the company’s website.

About Santa Fe Gold Corp:
Santa Fe Gold Corp (OTCBB: SFEG) is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. The company owns the Summit silver-gold property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain two million ounces of gold; the Black Canyon mica mine and processing facility near Phoenix, Arizona; and a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about the company, visit www.santafegoldcorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

Contact:
Pierce Carson
1-505-255-4852